LEASE

THIS LEASE, made this 20th day of July, 2009 by and between Parish Enterprises, Inc., a Nebraska corporation, doing business as EXECU-SUITES, whose mailing address is: 12020 Shamrock Plaza; Suite 200, Omaha, Nebraska 68154 ("Lessor"), and Allies Limited whose mailing address is 12020ShamrockPlz, Ste 200, Omaha, NE 68154, “Lessee”)

1. LEASE OF PREMISES. Subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee leases from Lessor, Suite #43B (the "Premises") shown on Exhibit "A" attached hereto located on the first floor of the Pacific Hills Office Building "C" located at 12020 Shamrock Plaza, Omaha, Nebraska 68154 (the "Building"). This lease is a sublease of the Premises and shall only be effective during the period that the Master Lease between Lessor and the owner of the building is in effect.

2. LEASE TERM. The term of this lease shall be for thirteen months, commencing on the 1st day of August, 2009 and shall continue through the 31st day of August, 2010. At the end of the initial Lease term, this lease shall automatically continue a month-to-month tenancy until either party hereto shall give written notice of termination to the other at least sixty (60) days prior to the period rental date, which in this Lease is on the first of the month.

3. RENT. Lessee agrees to pay at Lessor's place of business rent in the amount of $675.00 per month. Rent for the thirteenth month of August, 2010 shall be free. Each monthly installment shall be due and payable the first day of each month. Rent not paid by the 10th shall be subject to a late charge of 10% of the amount of delinquent rent. Rent payments are to be sent to EXECU-SUITES, 12020 Shamrock Plaza, Suite 200, Omaha, Nebraska 68154.

4. START-UP FEE. Lessee agrees to pay Lessor a start-up fee of $250 to cover the cost of telephone, fax and internet installation.

5. TELEPHONE SERVICE. A telecommunications package shall be provided by Lessor to Lessee, at Lessee's expense. In addition to all other charges under this lease, Lessee agrees to pay to Lessor $135.00 each month for professional telephone services and $60 each month for internet access for one computer. This includes one switchboard telephone line and one direct line. A fax line may be provided for an additional $35 per month. Long distance charges used by Lessee will be billed separately. Lessor shall provide Lessee an invoice each month setting forth the telecommunications services provided to Lessee by Lessor for the month and the amount due. If Lessee fails to pay Lessor the total invoice amount for telecommunications services within 30 days after receipt thereof, then Lessor shall have the right to disconnect the telephone and internet services and collect from Lessee a late fee equivalent to 10% of the balance due. All components of the telecommunications equipment and services, including the telephone numbers, used by Lessee shall remain the property of Lessor. Lessee shall acquire no right of ownership in the telecommunications equipment or services, except as may be specified by Lessor in writing. In the event that toll fraud, or the illegal use or misuse of telecommunications equipment and services is traceable to Lessee, then Lessee shall pay for all charges and costs arising therefrom, and Lessor may, in its sole discretion, terminate this Lease immediately.

6. USE OF PREMISES. Lessee shall:

(a) Use the Premises for general office purposes only;
(b) Not do, or permit anything to be done in or about the Premises or Building, nor bring or keep anything therein which will, in any way, increase the existing premium for, or affect or cause cancellation of any fire or other insurance policy upon the Building or its contents;
(c) Not do, or permit anything to be done, in or about the Premises or Building which will, in any way, allow the Premises or Building to be used for any improper, immoral, unlawful or objectionable purpose;
(d) Not cause or permit any damage to the Premises or Building or maintain or permit any nuisance therein;
(e) Not engage in any activity in competition with Lessor with respect to the "Additional Services" described in Paragraph 12 or hereafter made available to tenants of EXECU-SUITES;
(f) Not have or maintain a copy machine in or on the Premises since copy machines are not permitted in individual offices of tenants; and
(g) Not suffer or permit anything to occur in or about the Premises or Building that would create any unpleasant odor or otherwise disturb the quiet and peaceable enjoyment of other tenants.

7. SMOKING PROHIBITED. The Building is a non-smoking facility. Neither Lessee nor Lessee's employees or invitees will be permitted to smoke within the Building, the area occupied by EXECU-SUITES or the Premises leased by Lessee.

8. CONDITION OF PREMISES. Lessee has examined the Premises prior to the execution of this Lease and accepts the same as is. Except as specifically set forth in writing in this Lease, Lessor has made no representations or warranties of any kind to Lessee regarding the Premises or the additional services now or hereafter available to tenants.

9. CLEANING AND REPAIRS. Lessor agrees to provide janitorial service for the Premises nightly, except on Saturday, Sunday, or holidays. Lessee shall pay for the repair of damage caused by Lessee which is beyond normal wear and tear.

10. ALTERATION. Lessee shall not make, or permit to be made, any alterations, additions or improvements to the Premises without written consent of Lessor. No advertising sign may be erected by Lessee in or about the Premises or Building.

11. UTILITIES. Lessor shall provide during reasonable hours of generally recognized business days, to be determined by Lessor in its sole discretion, and subject to the rules of the Building, electricity for normal lighting and fractional horsepower office machines and heat and air conditioning required in Landlord's judgment for the comfortable use and occupation of the Premises. Lessor shall not be liable for any damage, loss or inconvenience for failure to furnish any of the foregoing when caused by conditions beyond Lessor's reasonable control; nor shall any failure to furnish any utility or service constitute an eviction or affect the reduction, discontinuance or delay in the payment of rent.

12. ADDITIONAL SERVICES. The following additional services and facilities shall be available to Lessee, subject to reasonable rules and regulations promulgated by Lessor:

(a) Lessor shall provide at Lessor's expense:

(i) Reception area with receptionist and telephone answering service for tenant within the Premises during the regular business hours of 8:00 a.m. to 5:00 p.m. Monday through Friday with the exception of the following holidays: New Years Day, Memorial Day, Independence Day (4th of July), Labor Day, Thanksgiving Day, the day after Thanksgiving, and Christmas Day;
(ii) Fluorescent tube and incandescent light bulb replacement;
(iii) Shared use with other tenants of Conference Room on a reservation basis;
(iv) Daily mail distribution to tenants at predetermined time;
(v) Coffee for Lessee and guests; and
(vi) Building directory listing.

(b) Lessor shall make available to Lessee, at Lessee's expense:

(i) Copy service;
(ii) Fax service;
(iii) Mailing supplies;
(iv) Metered postage;
(v) Telephone lines and answering service during business hours in excess of one telephone per office;
(vi) Secretarial materials and services and related services and materials, including word processing and typing.

Lessee hereby releases Lessor from any liability on account of any act or omission in providing above services.

13. ASSIGNMENT AND SUBLETTING. This lease may not be assigned or sublet by Lessee, in whole or part, without prior written consent of Lessor.

14. ENTRY TO PREMISES. Lessor reserves the right to enter and inspect the leased Premises to repair, maintain, alter, improve, remodel or show the Premises and to provide janitorial services. However, Lessor shall attempt to coordinate any such event with Lessee so as to minimize any interference with Lessee's activity in the Premises.

15. RISK OF LOSS, INDEMNITY AND WAIVER OF SUBROGATION. It is agreed that all personal property in the Premises leased by Lessee shall be at the risk of Lessee only, and Lessor shall not be liable for any damages to or theft of such personal property. Lessor strongly recommends that Lessee obtain insurance coverage on the contents of the Premises. Lessee releases Lessor on account of any claim for loss or damage to persons or property occurring in or about the Premises, except if caused by Lessor's willful or intentional misconduct. Lessee agrees to indemnify and hold Lessor harmless from any claims for loss or damage to persons or property occurring or arising in any way by any act of Lessee or Lessee's employees or invitees in or about the Premises or Building. In the event that the Premises, contents of the Premises or the Building are damaged or destroyed by fire or other insured casualty, each party hereto, as a waiving party, waives all claims against the other to the extent of valid and collectible insurance maintained by the waiving party.

16. DEFAULT. In the event that Lessee fails to pay any rent or observe or perform any of the terms, conditions or provisions of this Lease, Lessee shall be in default hereunder.

17. PEACEABLE SURRENDER. Upon the termination of this Lease, Lessee shall surrender the Premises in good condition and repair, ordinary wear and tear excepted. Any improvements constructed by Lessee and attached to the Premises (which excludes unattached, movable fixtures), whether or not installed with Lessor's consent, shall remain and become property of Lessor.

18. NOTICES. Notices required or permitted hereunder shall be in writing and deemed served when sent certified mail, return receipt requested, or served personally upon the parties as follows:

If to Lessee at the Premises or Lessee's mailing address set forth above; and

If to Lessor, at Lessor's mailing address set forth above, or to such other address as Lessor or Lessee may from time to time designate in writing to the other.

19. SECURITY DEPOSIT. Lessee hereby deposits with lessor the sum of $1,990.00 (One month's rent, telephone, internet & fax charges) to be held without interest and commingled with Lessor's other funds, as security for Lessee's faithful performance of all of the terms, covenants and conditions of this Lease to be observed and performed by Lessee. If Lessee fails to faithfully observe any of the foregoing, Lessor may, in its discretion, use, apply or retain all or any part of the security deposit for the payment of rent or the curing of any other default or to compensate Lessor for any loss or damage Lessor may incur or suffer by reason of Lessee's default. If Lessor assigns Lessor's interest in this Lease, the security deposit may be transferred to Lessor's successor in interest and Lessee shall thereafter look solely to Lessor's successor for the return of and accounting for the security deposit with no further liability on the part of Lessor. In the event Lessee assigns Lessee's interest in this Lease (upon prior written consent of Lessor), Lessee agrees to look solely to such assignee for repayment of the security deposit. In no event shall the security deposit be deemed or considered by Lessee to be the advance payment of rent for the last month of the Lease term. Lessor shall refund the security deposit to Lessee with 45 days after Lessee has moved out of the Premises after the expiration of the Lease term with appropriate notice to Lessor, less any amount owed by Lessee for unpaid rent, unpaid services, damages to Premises beyond normal wear and tear, late payment charges, unreturned electronic cards and keys, unpaid secretarial charges including but not limited to charges for word processing, photocopying, FAX, postage and related materials, and telephone charges and services. Lessor shall give Lessee a written list of items subtracted from the security deposit. It shall be the responsibility of Lessee to notify Lessor of Lessee's new mailing address.

20. LOCKS, CARDS AND KEYS. Lessee shall pay Lessor for the cost of changing locks on the door or doors of the Premises leased by Lessee when requested by Lessee. Lessor shall issue to Lessee two (2) electronic security card for access to the Building and the main doors of EXECU-SUITES and two (2) key for access to the Premises leased by Lessee. Lessee shall pay Lessor for all additional and replacement cards and keys.

21. RELOCATION. Notwithstanding anything herein to the contrary, Lessor shall retain the right and power to relocate Lessee within the Building in space which is comparable in size and location and suited to Lessee's use, such right and power to be exercised reasonably and such relocation to be made at Lessor's sole cost and expense. Lessor shall not be liable or responsible for any claims, damages or liabilities in connection with or occasioned by such relocation. Lessor's reasonable exercise of such right and power shall include, but in no way be limited to, a relocation to consolidate the occupied rentable area in the Building in order to provide Lessor services more efficiently, or a relocation to provide contiguous vacant space for a prospective or existing tenant.

22. ENTIRE AGREEMENT. This Lease and any written amendments constitute the entire agreement between the parties and supersedes all prior oral and written communications, agreements and understandings.

IN WITNESS WHEREOF, the parties execute this Lease on the day and year first above written.

PARISH ENTERPRISES, INC.	ALLIES LIMITED
d/b/a EXECU-SUlTES,	"LESSEE"
"LESSOR"

/s/ Parish Enterprises, Inc.	/s/ Ted Price
Ted Price, Executive Vice President